Exhibit 10.26
EMPLOYMENT AGREEMENT

AGREEMENT entered into as of this 23rd day of May, 2008, by and between WEST BANCORPORATION, INC., an Iowa corporation (the “Company”), and BRAD L. WINTERBOTTOM (“Winterbottom”), to be effective as of the date stated above (“Effective Date”).

WITNESSETH:

WHEREAS, Winterbottom has been employed as the Company’s Executive Vice President, as West Bank’s Director and President; and as Director of WB Capital Management Inc.; and

WHEREAS, the Company wishes that Winterbottom continue such employment pursuant to the terms and conditions hereof, and in order to induce Winterbottom to enter into this agreement (the “Agreement”) and to secure the benefits to accrue from his performance hereunder, is willing to undertake the obligations assigned to it herein; and

WHEREAS, Winterbottom is willing to continue his employment as described above under the terms hereof and to enter into the Agreement;

WHEREAS, Winterbottom desires that his current Employment Agreement dated July 11, 1997, as amended, be replaced and superseded in its entirety with this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Positions; Duties; Responsibilities.

1.1 Winterbottom shall serve as Executive Vice-President of the Company, Director and President of West Bank, and Director of WB Capital Management Inc. Winterbottom shall report to the Chief Executive Officer of the Company. He shall perform the duties ordinarily expected of the positions that he is assigned. Winterbottom shall have such other responsibilities consistent with the status, titles, and reporting requirements set forth herein as are appropriate to said position, subject to change from time to time by the Chief Executive Officer or the Board of Directors of the Company or West Bank.

1.2 During the course of his employment, Winterbottom agrees to devote his full time and attention to the business affairs of the Company and West Bank.

2. Term.

Subject to the terms and conditions hereof, the Company agrees to employ, and Winterbottom hereby accepts employment, for an Initial Term commencing on the Effective Date and ending December 31, 2010. This Agreement will be renewed annually without written notice on each January 1 hereafter for a three year period, provided the Company has not given notice of nonrenewal by November 30 of the preceding year. Accordingly, and by way of example, the intent of the parties is that as of January 1, 2009, the Term will be a rolling three year term beginning on each subsequent January 1, unless timely notice of nonrenewal is given. In the event of a timely notice of nonrenewal, this Agreement will expire at the end of the Initial Term or any then existing three-year term. References to “Initial Term” or “Term” in this Agreement mean either the Initial Term or any subsequent Term as the context requires.

3. Compensation and Benefits.

3.1 Base Salary. The Company shall pay Winterbottom a base salary during the Term of this Agreement at the minimum annual rate of Two-hundred ten thousand Dollars ($210,000) (“Base Salary”), payable in accordance with the standard payroll practices of the Company. It is understood that the Base Salary is to be Winterbottom’s minimum annual compensation during the Term. Winterbottom’s Base Salary will be reviewed by the Compensation Committee of the Board at least annually, and may be increased (but not reduced). If the Base Salary stated above is increased, the new Base Salary shall be noted in Board minutes and shall become a term of this Agreement by reference without need for attachment or addendum.

3.2 Annual Bonus/Incentive Target/Incentive Payment. In addition to other compensation to be paid under Section 3, each year during the Term of this Agreement, Winterbottom shall be eligible for an annual incentive bonus (“Annual Bonus”). An annual incentive bonus target (“Incentive Target”) shall be set for each year by the Board, based on a recommendation of the Compensation Committee. The annual incentive payment actually awarded and paid to Winterbottom for each year (“Incentive Payment”) will be determined by the Board in its sole discretion, with consideration to the Compensation Committee recommendation, and paid by the Company as soon as reasonably possible after the end of each fiscal year.

3.3 Equity Appreciation Plans. In addition to other compensation to be paid under this Section 3, the Company may grant stock options, stock appreciation rights, restricted stock, or other forms of equity participation rights to Winterbottom as a participant, if a plan is adopted by the Company.

3.4 Vacation. Winterbottom shall be entitled to not less than 25 days of paid time off, plus all Company-recognized holidays, during each full year of employment hereunder in accordance with the general terms of the vacation policy adopted by the Company. Upon Termination under Section 4 of this Agreement, Winterbottom will be paid for any accrued vacation that has not been taken through the date of Termination.

3.5 Reimbursement of Expenses. The Company shall reimburse Winterbottom in accordance with Company’s expense reimbursement policies for all reasonable, ordinary, and necessary business expenses incurred by Winterbottom while performing duties on behalf of the Company. In addition, the Company shall pay Winterbottom’s monthly dues at one local country club or one other similar club, and expenses related to Winterbottom’s use of such club for matters related to the Company’s business.

3.6 Employee Benefits. Winterbottom shall be entitled to receive any perquisites and participate in any employee benefit plans, including profit-sharing plans, now existing or established hereafter generally available to employees and/or senior officers of the Company, provided Winterbottom is otherwise qualified and eligible for such benefits. As part of its normal course of business, the Company may amend and/or terminate any such employee benefits or plans.

3.7 Benefits Not in Lieu of Compensation. No benefit or perquisite provided to Winterbottom shall be deemed to be in lieu of Base Salary, Annual Bonus, or other compensation, provided that the reporting of any benefits shall be consistent with IRS regulations.

3.8 Short-Term Disability. Any period of short-term disability experienced by Winterbottom shall be treated under the Company’s Short-Term Disability benefits policy(ies).

3.9 Indemnification and Insurance. Except for disputes between the parties concerning this Agreement, the Company shall protect and indemnify Winterbottom against any and all legal claims or actions involving him as a consequence of his employment hereunder to the maximum extent allowed under the Iowa Business Corporation Act. The Company shall provide Winterbottom the maximum insurance coverage provided any other employee or director of the Company. The Company agrees to continue Winterbottom’s coverage under such directors and officers’ liability insurance policies as shall from time to time be in effect for Company officers and employees for not less than six years following Winterbottom’s termination of employment.

4. Consequences of Termination of Employment and/or Change of Control.

4.1 Death. In the event of Winterbottom’s death during the Term of this Agreement, this Agreement shall terminate, and all obligations to Winterbottom shall cease as of the date of death except that, (a) within ten (10) business days of termination, the Company shall pay to Winterbottom’s designated beneficiary, as defined below in this Section, or the legal representative of his estate a sum equal to one month of Base Salary and Seventy-Five percent (75%) of the amount of his Incentive Target prorated to the date of death—provided, however, that if Winterbottom’s death is preceded by a leave of absence associated with a period of disability, any Incentive Target shall be restricted to the fiscal year in which such leave commenced and prorated to the last date worked. All rights and benefits of Winterbottom under the benefit plans and programs of the Company in which Winterbottom is a participant, will be provided as determined in accordance with the terms and provisions of such plans and programs. All awards of restricted stock, stock options, and any other benefits under any long-term incentive plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Winterbottom and the Company with respect to such awards.

Winterbottom may designate a beneficiary by filing a written designation with the head of personnel of the Company. Winterbottom may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by Winterbottom and received by the Company during Winterbottom’s lifetime. Winterbottom’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases Winterbottom, or if Winterbottom names a spouse as beneficiary and the marriage is subsequently dissolved. If Winterbottom dies without a valid beneficiary designation, all payments shall be made to Winterbottom’s estate.

If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent, or incapable person. The Company may require proof of incompetence, minority, or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

4.2 Permanent Disability. If Winterbottom shall become permanently incapacitated by reasons of sickness, accident, or other physical or mental disability (“Permanent Disability”) as defined hereunder during the Term of this Agreement, this Agreement and all obligations to Winterbottom shall cease except as provided below. Permanent Disability shall be determined in one of two ways: (1) Winterbottom shall be considered to be Permanently Disabled for purposes of this Agreement if he becomes entitled to Long-Term Disability benefits under the Company’s Long-Term Disability Plan, in which case, this Agreement and all obligations to Winterbottom shall cease except that for a period of twelve (12) months, the Company shall supplement Winterbottom’s Long-Term Disability payments to the extent necessary for the Long-Term Disability payments plus the supplemental payments to equal Winterbottom’s Base Pay as defined in Section 3.1 herein; (2) alternatively, if Winterbottom becomes permanently incapacitated and such incapacitation is certified by a physician chosen by the Company and reasonably acceptable to Winterbottom (if he is then able to exercise sound judgment), and Winterbottom shall therefore be unable to perform his normal duties hereunder, then the employment of Winterbottom hereunder and this Agreement may be terminated by Winterbottom or the Company upon thirty (30) days’ written notice to the other party following such certification. Should Winterbottom not acquiesce (or should he be unable to acquiesce) in the selection of the certifying doctor, a doctor chosen by Winterbottom (or if he is not then able to exercise sound judgment, by his spouse or personal representative) and reasonably acceptable to the Company shall be required to concur in the medical determination of incapacitation, failing which, the two doctors shall designate a third doctor whose decision shall be determinative as of the end of the calendar month in which such concurrence or third-doctor decision, as the case may be, is made. After the final certification is made and the 30-day written notice is provided, the Company shall pay to Winterbottom, at such times as Base Salary provided for in Section 3.1 of this Agreement would normally be paid, Winterbottom’s then-current Base Salary for a period of twelve (12) months. Under either determination of Permanent Disability, Winterbottom shall be paid Seventy-Five percent (75%) of the amount of his Incentive Target for the year in which disability is certified prorated to the last day worked. If no Incentive Target has been determined for the year in which final certification occurs, the last determined Incentive Target shall apply.

Following termination pursuant to either of the above alternatives, any rights and benefits Winterbottom may have under the employee benefit plans and programs of the Company in which Winterbottom is a participant shall be determined in accordance with the terms and provisions of such plans and programs. All awards of restricted stock, stock options and any other benefits under any long-term incentive plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Winterbottom and the Company with respect to such awards.

4.3 Due Cause. The Company may terminate Winterbottom’s employment, remove him as an officer and director of the Company, and its subsidiaries and terminate this Agreement at any time for Due Cause. In the event of such termination for Due Cause, Winterbottom shall continue to receive Base Salary payments provided for in this Agreement only through the date of such termination for Due Cause, and Winterbottom shall be entitled to no further compensation under this Agreement, except that any rights and benefits Winterbottom may have under the employee benefit plans and programs of the Company or its subsidiaries in which Winterbottom is a participant shall be determined in accordance with the terms and provisions of such plans and programs. Winterbottom understands and agrees that in the event of the termination of employment, removal as an officer and director, and termination of this Agreement pursuant to this Section 4.3: (a) all awards of restricted stock, stock options, and any other benefits under long-term incentive plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Winterbottom and the Company with respect to such awards; and (b) the Company shall have no obligation to pay any Annual Bonus to Winterbottom under the terms of this Agreement; but (c) the obligations of Winterbottom under Sections 7 and 8 of this Agreement shall remain in full force and effect.

The term “Due Cause” shall mean (i) the willful and continued failure of Winterbottom to substantially perform his duties with the Company (other than any such failure resulting from Permanent Disability), after a demand for substantial performance is delivered to Winterbottom by the Board that specifically identifies the manner in which Winterbottom has not substantially performed his duties; (ii) willful misconduct by Winterbottom that is materially injurious to the Company or its subsidiaries, monetarily or otherwise; (iii) gross negligence in the performance of duties assumed pursuant to this Agreement or gross neglect of such duties; or (iv) conviction for a felony or a serious misdemeanor involving moral turpitude. For purposes of this definition, no act, or failure to act, on the part of Winterbottom shall be considered “willful” unless it is done, or omitted to be done, by Winterbottom in bad faith and without reasonable belief that Winterbottom’s action or omission was in the best interests of the Company or its subsidiaries. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of the General Counsel of the Company shall be conclusively presumed to be done, or omitted to be done, by Winterbottom in good faith and in the best interests of the Company.

4.4 Without Cause. The other provisions of this Agreement notwithstanding, the Company may terminate Winterbottom’s employment, remove him as an officer and director, and terminate this Agreement at any time for whatever reason it deems appropriate with or without cause and with or without prior notice. In the event of such a termination of Winterbottom’s employment and this Agreement, Winterbottom shall have no further obligations of any kind under or arising out of the Agreement (except for the obligations of Winterbottom under Sections 7 and 8 of this Agreement), and the Company shall be obligated to promptly pay Winterbottom only the following “Severance Payment”: Three times Winterbottom’s Base Salary as of the date of Termination Without Cause—provided, however, that in the event that as a result of such termination of employment, Winterbottom would otherwise be entitled to a Change of Control Benefit under Section 4.7 of this Agreement, Winterbottom shall be entitled to elect either: (i) the Severance Payment described above, or (ii) the Change of Control Benefit described in Section 4.7 of this Agreement, but in no event shall he be entitled to both payments. Payment shall be made in a lump sum within 60 days of the date of termination. In addition, the Company shall pay the insurance premiums to provide Winterbottom family health coverage under COBRA for one year after Winterbottom ceases employment by the Company.

Winterbottom agrees that the payments described in this Section 4.4 shall be full and adequate compensation to Winterbottom for all damages Winterbottom may suffer as a result of the termination of his employment pursuant to this Section 4.4, and in consideration of the payments and benefits provided in this Section 4.4, Winterbottom agrees to execute a waiver and release agreement acceptable to the Company—provided, however, that except as specifically provided for under this Section 4.4, any rights and benefits Winterbottom may have under the employee benefit plans and programs of the Company or its subsidiaries in which Winterbottom is a participant shall be determined in accordance with the terms and provisions of such plans and programs. All awards of restricted stock, stock options, and any other benefits under any long-term incentive plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Winterbottom and the Company with respect to such awards.

4.5 Employee Voluntary. In the event Winterbottom terminates his employment of his own volition prior to the end of the Term of this Agreement, except for a termination for Good Reason as specifically defined in Section 4.6 below, such termination shall constitute a voluntary termination and in such event the Company’s only obligation to Winterbottom shall be to make Base Salary payments provided for in this Agreement through the date of such voluntary termination. Winterbottom understands and agrees that in the event of termination of employment pursuant to this Section 4.5: (a) any rights and benefits Winterbottom may have under the employee benefit plans and programs of the Company or its subsidiaries in which he is a participant shall be determined in accordance with the terms and provisions of such plans and programs; (b) all awards of restricted stock, stock options, and any other benefits under any long-term incentive plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Winterbottom and the Company with respect to such awards; (c) the Company shall have no obligation to pay any Annual Bonus, Incentive Target, or Incentive Payment to Winterbottom under the terms of this Agreement and (d) the obligations of Winterbottom under Sections 7 and 8 of this Agreement shall remain of full force and effect.

4.6 Good Reason. Winterbottom may terminate this Agreement on ninety (90) days’ notice for Good Reason.

(a) For purposes of this Agreement, “Good Reason” shall mean:

(1)
Without Winterbottom’s express written consent, the assignment to Winterbottom of any duties or responsibilities materially inconsistent with the employment described in Section 1.1 above, or a material change in the reporting responsibilities, titles, or offices as described in Section 1.1, or any removal of Winterbottom from, or any failure to re-elect Winterbottom to, any of such responsibilities or positions, except in connection with the termination of Winterbottom’s employment for Due Cause, Permanent Disability, retirement, or Death or except in connection with employment under the Six-Month Rule set forth in Section 4.7(c)(1) herein.

(2)	A material reduction in Winterbottom’s Base Salary;

(3)	Failure of the Company to obtain the assumption of, or the agreement to perform, this Agreement by any successor as defined in Section 9.3 hereof; or

(4)
The Company requiring Winterbottom to be based anywhere other than Polk County, Iowa, or a county contiguous thereto, except for required travel for Company business to an extent substantially consistent with Winterbottom’s duties as described under Section 1.1, or in the event Winterbottom consents to any relocation, the failure by the Company to pay (or reimburse Winterbottom) for all reasonable moving and relocation expenses incurred by Winterbottom relating to a change of Winterbottom’s principal residence in connection with such relocation.

(b) Good Reason Severance Payment:

In the event Winterbottom appropriately terminates his employment and this Agreement for Good Reason (after having giving notice to the Board of the “Good Reason” and allowing the Board at least a 30 day period to cure the Good Reason), Winterbottom shall have no further obligations of any kind under or arising out of the Agreement (except for the obligations of Winterbottom under Sections 7 and 8 of this Agreement), and the Company shall be obligated to pay Winterbottom an amount equal to his Base Salary plus $100,000 per year for the remainder of the then-existing Term of this Agreement, but no less than a total of one year of Base Salary plus $100,000 (“Good Reason Severance Payment”)—provided, however, that in the event that as a result of such termination of employment by Winterbottom for Good Reason, Winterbottom would otherwise be entitled to a Change of Control Benefit under Section 4.7 of this Agreement, Winterbottom shall be entitled to elect either: (i) the Good Reason Severance Payment described in this Section 4.6(b) or (ii) the Change of Control Benefit described in Section 4.7 of this Agreement, but in no event shall he be entitled to both payments. Any Good Reason Severance Benefit paid pursuant to this Section 4.6 shall be paid as soon as reasonably possible (i.e. within sixty days) after the expiration of any revocation period following Winterbottom’s execution of the release referred to in Section 4.6(c) below. In addition, the Company shall pay the insurance premiums to provide Winterbottom family health coverage under COBRA for one year after Winterbottom ceases employment by the Company.

(c) Release of Claims

Winterbottom agrees that the payments described in this Section 4.6 shall be full and adequate compensation to Winterbottom for all damages Winterbottom may suffer as a result of his termination of employment for Good Reason pursuant to Section 4.6 of this Agreement, and in consideration of the payments and benefits provided in this Section 4.6, Winterbottom agrees to execute a waiver and release agreement acceptable to the Company—provided, however, that except as specifically provided for under this Section 4.6, any rights and benefits Winterbottom may have under the employee benefit plans and programs of the Company or its subsidiaries in which Winterbottom is a participant shall be determined in accordance with the terms and provisions of such plans and programs. All awards of restricted stock, stock options, and any other benefits under any long-term incentive plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Winterbottom and the Company with respect to such awards.

4.7 Change in Control. If within 12 months after, or 2 months prior to, a Change in Control of the Company as defined below, the Company terminates Winterbottom’s employment for reasons other than those under Sections 4.1, 4.2, or 4.3 herein or if Winterbottom terminates his employment for Good Reason as defined in Section 4.6 herein, the Company shall pay to Winterbottom a benefit as defined in Section 4.7(b) (“Change in Control Benefit”).

(a)	Change in Control. The term “Change in Control” shall have the following meaning:

(1)
Any person or entity or group of affiliated persons or entities (other than the Company) becomes a beneficial owner, directly or indirectly, of 30% or more of the Company’s voting securities or all or substantially all of the assets of the Company; or

(2)
The Company enters into a definitive agreement that contemplates the merger, consolidation, or combination of the Company with an unaffiliated entity in which either or both of the following is to occur: (i) the Board of Directors of the Company, immediately prior to such merger, consolidation, or combination will constitute less than a majority of the board of directors of the surviving, new, or combined entity; or (ii) less than 50% of the outstanding voting securities of the surviving, new, or combined entity will be beneficially owned by the stockholders of the Company immediately prior to such merger, consolidation, or combination—provided, however, that if any definitive agreement to merge, consolidate, or combine is terminated without consummation of the transaction, then no Change in Control shall be deemed to have occurred pursuant to this paragraph; or

(3)
The Company enters into a definitive agreement that contemplates the transfer of all or substantially all of the Company’s assets, other than to a wholly-owned subsidiary of the Company—provided, however, that if any definitive agreement to transfer assets is terminated without consummation of the transfer, then no Change in Control shall be deemed to have occurred pursuant to this paragraph; or

(4)
A majority of the members of the Board of Directors of the Company shall be persons who: (i) were not members of such Board on the Effective Date (“current members”); or (ii) were not nominated by a vote of such Board which included the affirmative vote of a majority of the current members on such Board at the time of their nomination (“future designees”); or (iii) were not nominated by a vote of such Board which included the affirmative vote of a majority of the current members and future designees, taken as a group, on such Board at the time of their nomination.

(b)
Change in Control Benefit. Upon a termination of Winterbottom’s employment under the circumstances described in Section 4.7, Winterbottom will be eligible for a Change in Control Benefit of three times Winterbottom’s Current Annual Compensation as defined in Section 4.7(b) as of the date of the Change in Control.

(1)
Current Annual Compensation. For purposes of this Agreement “Current Annual Compensation” means the sum of Winterbottom’s annual Base Salary for the fiscal year in which termination occurs, plus $100,000. This definition covers amounts includible in compensation prior to any cash or deferred arrangements.

(2)
Insurance Benefit. In addition, the Company shall pay the insurance premiums to provide Winterbottom family health coverage under COBRA for one year after Winterbottom ceases employment by the Company.

(c)	Consideration of Benefit.

(1)
Six-Month Rule. Notwithstanding any other provision of this Agreement, in the event of a termination by the Company or a successor or termination by Winterbottom for Good Reason in conjunction with a Change in Control, as consideration for the benefit created in Section 4.7(b), at the discretion of the Company or the successor as defined in Section 9.3, Winterbottom must make himself available to work with the Company and/or the successor for a transition period of not more than six months after a Change of Control has occurred (“Transition Period”). If Winterbottom fails to remain employed for said period, (unless he terminates for Good Reason under Section 4.6(a)(2), (3) or (4) herein), or if the Company or the successor terminates Winterbottom’s employment for Due Cause during said period, then no Change in Control Benefit shall be paid to Winterbottom. Any Change of Control Benefit paid pursuant to this Section 4.7 shall be paid as soon as reasonably possible (i.e. within sixty days) after the waiver or the expiration of the Transition Period and after the expiration of any revocation period following Winterbottom’s execution of the release referred to in Section 4.7(c)(2) below.

(2)
Release of Claims. Winterbottom agrees that the payments described in Section 4.7(b) shall be full and adequate compensation to Winterbottom for all damages Winterbottom may suffer as a result of the termination of his employment or his resignation for Good Reason in conjunction with a Change in Control, and in consideration of the payments and benefits provided in Section 4.7(b), Winterbottom agrees to execute a waiver and release agreement acceptable to the Company, and, if applicable, to the successor—provided, however, that any rights and benefits Winterbottom may have under the employee benefit plans and programs of the Company or its subsidiaries in which Winterbottom is a participant shall be determined in accordance with the terms and provisions of such plans and programs. All awards of restricted stock, stock options, and any other benefits under any long-term incentive plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Winterbottom and the Company with respect to such awards.

5. Limited Benefit.

Notwithstanding any of the provisions of Section 4.7 or other provisions in this Agreement to the contrary, if any payments or benefits received, or to be received, by Winterbottom (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or its subsidiaries; any person whose actions result in a Change of Control; or any person affiliated with the Company or such person) constitute “parachute payments” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code (the “Code”), and the value thereof exceeds 2.99 times Winterbottom’s “base amount,” as defined in Section 280G(b)(3) of the Code, then in lieu thereof, the Company shall pay Winterbottom, as soon as practicable following the termination of Winterbottom’s employment by the Company but in no event later than thirty (30) days after the expiration of any revocation period following Winterbottom’s execution of any release referred to in this Agreement, a lump-sum cash payment equal to 2.99 times his “base amount” (the “Alternative Severance Payment”), reduced as provided below. The value of the payments to be made under Section 4.7(b) and Winterbottom’s base amount shall be determined in accordance with temporary or final regulations, if any, promulgated under Section 280G of the Code and based upon the advice of the tax counsel referred to below.

The Alternative Severance Payment shall be reduced by the amount of any other payment or the value of any benefit received, or to be received, by Winterbottom in connection with a Change of Control of the Company or his termination of employment unless (i) Winterbottom shall have effectively waived his receipt or enjoyment of such payment or benefit prior to the date of payment of the Alternative Severance Payment; (ii) in the opinion of tax counsel selected by the Company’s independent auditors, such other payment or benefit does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; or (iii) in the opinion of such tax counsel, the Alternative Severance Payment plus all other payments or benefits that constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as a deduction by reason of Section 280G of the Code. The value of any non-cash benefit or any deferred payment or benefit shall be determined in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

6. Section 162(m) Limitation.

In the event and to the extent that the payments due to Winterbottom under this Agreement exceed the “reasonable compensation” limitations of Section 162(m) of the Code, the portion thereof that would not be deductible by the Company in the taxable year in which the payment is due shall be deferred by the Company and paid to Winterbottom on the date that is sixteen (16) months following the termination of Winterbottom’s employment, together with interest thereon at the rate provided in Section 7872(f)(2) of the Code.

7. Covenants of Winterbottom.

7.1 Confidential Information. Winterbottom acknowledges that as a result of the services to be rendered to the Company hereunder, Winterbottom will be brought into close contact with many confidential affairs of the Company, its subsidiaries and affiliates, not readily available to the public. Winterbottom further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; that the Company’s goods and services are marketed throughout Iowa and various parts of the United States; and that the Company competes with other organizations that are or could be located in nearly any part of the United States or various parts of the world.

7.2 Restriction on Use of Confidential Information. In recognition of the foregoing, Winterbottom covenants and agrees that, except as is necessary in providing services under this Agreement or to the extent necessary to comply with law or the valid order of a court or government agency of competent jurisdiction, Winterbottom will neither knowingly use for his own benefit, nor knowingly divulge any Confidential Information and Trade Secrets of the Company, its subsidiaries, or affiliated entities that are not otherwise in the public domain and, so long as they remain Confidential Information and Trade Secrets not in the public domain, will not intentionally disclose them to anyone outside of the Company either during or after his employment. For the purposes of this Agreement, “Confidential Information and Trade Secrets of the Company” means information that is secret to the Company, its subsidiaries, or affiliated entities. It may include, but is not limited to, information relating to the products, services, new and future concepts, and business of the Company, its subsidiaries, or affiliates, in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, financial statements, manuals, papers, contracts and strategic plans. As a guide, Winterbottom is to consider as being secret and confidential information originated, owned, controlled, or possessed by the Company, its subsidiaries, or affiliated entities that is not disclosed in printed publications stated to be available for distribution outside the Company, its subsidiaries, or affiliated entities. In instances where doubt does or should reasonably be understood to exist in Winterbottom’s mind as to whether information is secret and confidential to the Company, its subsidiaries, or affiliated entities, Winterbottom agrees to request an opinion, in writing, from the Company before disclosing such information.

7.3 Public Information. Anything to the contrary in this Section 7 notwithstanding, Winterbottom shall disclose to the public and discuss such information as is customary or legally required to be disclosed by a Company whose stock is publicly traded, or that is otherwise legally required to be disclosed, or that is in the best interests of the Company to disclose.

7.4 Company Property. Winterbottom will deliver promptly to the Company on the termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports, and other documents relating to the Company, its subsidiaries, or affiliated entities, and all property owned by or originating from the Company, its subsidiaries, or affiliated entities that Winterbottom may then possess or have under his control.

7.5 No Competition, Solicitation, or Tampering. Throughout the Term of the Agreement and for a period of one (1) year immediately following any termination or resignation of Winterbottom’s employment under this Agreement (except that the time period of such restrictions shall be extended by any period during which Winterbottom is in violation of this Section 7.5), Winterbottom shall not directly or indirectly engage in any other business in which the Company engages during the Term of the Agreement—provided, however, that the restriction in Section 7.5 shall apply only to counties in which the Company or its subsidiaries have offices or in contiguous counties. For purposes of Section 7.5, Winterbottom shall be deemed to engage in a business if he directly or indirectly engages or invests in, owns, manages, operates, controls, or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business in which the Company engages—provided, however, that Winterbottom may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if two conditions are met: (a) such securities are listed on any national or regional securities exchange (or have been registered under Section 12(g) of the Securities Exchange Act of 1934) and (b) Winterbottom does not beneficially own (as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of 5% of the outstanding capital stock of such enterprise. The provisions of this paragraph shall survive and apply regardless of the reason for Winterbottom’s termination.

During the period described in the first paragraph of Section 7.5, Winterbottom will not, directly or indirectly, for the benefit of any bank or financial institution or any company or other entity affiliated, directly or indirectly, with another bank or financial institution other than the Company, solicit the employment or services of, hire, or assist in the hiring of any person eligible for the Company’s or its subsidiaries’ compensation or benefit plans for senior officers or executives.

During the period described in the first paragraph of Section 7.5, Winterbottom shall not directly or indirectly request, induce, or attempt to influence any existing or prospective customers, vendors, or licensors of the Company or its subsidiaries to curtail or cancel any business they may transact with the Company. For purposes of this Section 7.5, “prospective customers” shall mean individuals or entities who the Company or its subsidiaries have contacted within the twelve (12) months immediately preceding the termination of this Agreement. The provisions of this paragraph shall survive regardless of the reason for Winterbottom’s termination or resignation.

7.6 Intellectual Property. Winterbottom will promptly disclose to the Company all inventions, processes, original works of authorship, trademarks, patents, improvements, and discoveries related to the business of the Company, its subsidiaries, or affiliated entities (collectively “Developments”), conceived or developed during Winterbottom’s employment with the Company and based upon information to which he had access during the term of employment, whether or not conceived during regular working hours, through the use of Company time, material, or facilities or otherwise. All such Developments shall be the sole and exclusive property of the Company, and upon request, Winterbottom shall deliver to the Company all outlines, descriptions, and other data and records relating to such Developments, and shall execute any documents deemed necessary by the Company to protect the Company’s rights thereunder. Winterbottom agrees upon request to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship belonging to the Company hereunder. If the Company is unable because of Winterbottom’s mental or physical incapacity to secure Winterbottom’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions and original works of authorship belonging to the Company hereunder, then Winterbottom hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him. Winterbottom hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that he may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registrations belonging to the Company hereunder.

7.7 Equitable Remedies. Winterbottom agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 7 may be inadequate and that the Company, in addition to such other remedies as may be available to it in law or in equity, shall be entitled to injunctive relief without bond or other security.

7.8 Modification of Remedies. Although the covenants contained in this Section 7 above are considered by the parties hereto to be fair and reasonable in the circumstances, it is recognized that restrictions of such nature may fail for technical reasons, and accordingly, it is hereby agreed that if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with reduced in scope, the restrictions contained herein shall be enforced to the maximum extent permitted by law, and the parties consent and agree that such scope or wording may be accordingly judicially modified in any proceeding brought to enforce such restrictions.

7.9 Survival of Rights and Obligations. Notwithstanding that Winterbottom’s employment hereunder may expire or be terminated as provided in Sections 2 or 4 above, this Agreement shall continue in full force and effect insofar as is necessary to enforce the covenants and agreements of Winterbottom contained in this Section 7. In addition, the Company’s obligations under Sections 4 and 7 shall continue in full force and effect with respect to Winterbottom or his estate.

8. Dispute Resolution.

The parties shall use their best efforts and good will to settle any and all disputes by amicable negotiations. Subject to the Company’s right to seek injunctive relief in court as provided in Section 7.7 of this Agreement, any dispute, controversy, or claim arising out of or in relation to or in connection with this Agreement, including without limitation, any dispute as to the construction, validity, interpretation, enforceability, or breach of this Agreement, including a claim for indemnification under Section 3.9 or disability under Section 3.8 or 4.2, that cannot be resolved by negotiation shall be resolved by impartial binding arbitration. In the event that either the Company or Winterbottom demands arbitration, Winterbottom and the Company agree that such arbitration shall be the exclusive, final, and binding forum for resolution of such claims, subject to any rights of appeal that either party may have under any controlling law dealing with the review of arbitration decisions.

8.1 Arbitration. Arbitration shall be heard and determined in Des Moines, Iowa by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties. If the parties cannot agree to selection of an arbitrator, the arbitrator shall be appointed by a Judge of the Iowa District Court for Polk County. Either party to this Agreement may commence an action in the Iowa District Court for Polk County for the limited purpose of appointment of an arbitrator hereunder. The Court shall select the arbitrator from candidates nominated by the parties hereto. Each party may nominate up to two candidates. In determining the arbitrator, the Court should give due consideration to the impartiality, background, and experience of the nominees relating to the issues to be resolved in the arbitration. The Court’s decision as to the identity of the arbitrator shall be final. It is intended that controversies or claims submitted to arbitration under this Section 8 shall remain confidential, and to that end, it is agreed by the parties, and must be agreed to by the arbitrator, that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration. The parties shall be entitled to disclose the facts disclosed in arbitration, the issues arbitrated, and the views or opinions of any person concerning them to legal or tax advisors as long as such advisors agree to be bound by the confidentiality terms of this Section. Either party to this Agreement may initiate arbitration by serving a written demand for arbitration upon the other party. Such a demand must be served within twelve months of the events giving rise to the dispute and specifically identify and describe the dispute to be arbitrated. Any claim that is not timely made, as defined herein, by written notice to the other party shall be deemed absolutely and finally waived. The cost of the arbitration proceeding (including attorneys’ fees and expenses) shall be allocated by the arbitrator. Any award of money damages shall be increased by interest at the rate of 6% per annum from the date that the arbitrator finds any such money was due and payable until paid in full. Winterbottom and the Company agree that the hearing, if any, for any arbitration commenced pursuant to this Section shall be submitted to the arbitrator for decision within 180 days of the notice demanding arbitration.

8.2 Acknowledgement of Parties. The Company and Winterbottom understand and acknowledge that this Section 8 means that neither of them can pursue a claim against the other in a court of law regarding or related to this Agreement, except as specifically stated above in Sections 7.7 or 8.1.

9. Successors and Assigns.

9.1 Assignment by the Company. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

9.2 Assignment by Winterbottom. Winterbottom may not assign this Agreement or any part thereof—provided, however, that nothing herein shall preclude one or more beneficiaries of Winterbottom from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person(s) entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestate succession applicable to his estate.

9.3 Successors of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company (whether direct or indirect by purchase, merger, consolidation, or otherwise), by agreement in form and substance acceptable to Winterbottom, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” as heretofore defined shall include any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 9.3 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

10. Governing Law.

This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Iowa without reference to the principles of conflict of laws.

11. Entire Agreement.

This Agreement and those plans and agreements referenced herein contain all the understandings and representations between the parties hereto pertaining to the subject of the employment of Winterbottom by the Company and its subsidiaries and supersede all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto, including all prior Employment Agreements and any amendments thereto.

12. Amendment or Modification; Waiver.

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Winterbottom and by a duly authorized officer or director of the Company, and approved in advance and authorized by the Board. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

13. Notices.

Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, such as Federal Express, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to Company:

Chairman of the Compensation Committee
Board of Directors
West Bancorporation, Inc.
1601 22nd Street
West Des Moines, Iowa 50266

If to Winterbottom:

Brad L. Winterbottom
4728 95th Street
Urbandale, Iowa 50322

14. Severability.

In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

15. Withholding.

Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to Winterbottom or his beneficiaries, including his estate, shall be subject to withholding and deductions as the Company may reasonably determine it should withhold or deduct pursuant to any applicable law or regulation. In lieu of withholding or deducting such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold or deduct such amounts have been satisfied.

16. Deferred Payments.

Any amounts required under this Agreement to be paid to Winterbottom that Winterbottom can and does elect to defer under any Company benefit plan or program shall be deemed to have been paid to him for purposes of this Agreement—provided, however, that if the Company breaches the terms of any deferred compensation plan, arrangement, or agreement with respect to which such amounts are to be paid, Winterbottom may claim a breach of this Agreement.

Notwithstanding anything in this Agreement or elsewhere to the contrary:

(a) If payment or provision of any amount or other benefit that is “deferred compensation” subject to Section 409A of the Code at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax. In the event this Section requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment should otherwise have been provided.

(b) If any payment or benefit permitted or required under this Agreement, or otherwise, is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

17. Survival.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18. Duty to Mitigate; Set-off; Reimbursement.

Winterbottom shall not be required to seek employment, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Winterbottom as the result of employment by another employer, as allowed and without violating this Agreement, after the date of termination of Winterbottom’s employment pursuant to this Agreement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, right of reimbursement, or other claim, right, or action that the Company may have against Winterbottom or others, except to the extent that Winterbottom violates Section 7.5 of this Agreement or Winterbottom is obligated to reimburse the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

19. Headings.

Headings of the sections of this Agreement, where used, are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the title of any section.

20. Knowledge and Representation.

The Company and Winterbottom acknowledge that they understand the terms of this Agreement, that they understand the nature and extent of the rights and obligations provided under this Agreement, and that they have been represented by legal counsel and other professional advisors in the negotiation and preparation of this Agreement to the extent of their wishes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BRAD L. WINTERBOTTOM

/s/ Brad L. Winterbottom
Brad L. Winterbottom

WEST BANCORPORATION, INC.

By:	/s/ Robert G. Pulver
Robert G. Pulver
Chair, Compensation Committee
West Bancorporation, Inc.